Exhibit 99.1

[LOGO]

OPENTV ANNOUNCES THE APPOINTMENT OF

THREE SENIOR LEVEL EXECUTIVES

Richard Hornstein joins as SVP and Chief Financial Officer,

Scott Wornow joins as SVP and General Counsel, and

Mark H. Allen assumes new role as EVP Sales and Business Development

San Francisco, CA and Tulsa, OK, October 22, 2003 — OpenTV (NASDAQ and Euronext Amsterdam: OPTV), one of the world’s leading interactive television companies, today announced the appointment of two new senior executives and the appointment of Mark H. Allen to a newly created position.

Richard Hornstein will join the Company as Senior Vice President and Chief Financial Officer. Mr. Craig Waggy, Senior Vice President and Chief Financial Officer of Liberty Broadband Interactive Television (“LBIT”), had served as OpenTV’s CFO over the last year as OpenTV acquired three companies. Mr. Waggy will remain with LBIT and will continue to assist and support OpenTV as he transitions his former responsibilities to Mr. Hornstein.

Scott Wornow will join the Company as Senior Vice President and General Counsel. Mark H. Allen, who had been serving as interim General Counsel, has been appointed to the newly created position of Executive Vice President of Worldwide Sales and Business Development.

Richard Hornstein, a software industry veteran, comes to OpenTV from Golden Gate Capital, a private equity firm focused in the technology sector. Mr. Hornstein was an Entrepreneur-in-Residence at Golden Gate Capital, where he was responsible for the integration and restructuring of key companies acquired by Golden Gate. Before joining Golden Gate Capital, Mr. Hornstein was Chief Financial Officer and General Counsel at

Resonate, Inc. (a publicly-traded software company) and at Believe, Inc. (a privately-held 3-D hardware and software development company).

Prior to that, Mr. Hornstein was General Counsel and Senior Vice President of Corporate Development and Taxation at Network Associates, Inc. (a publicly-traded software company). In addition, Mr. Hornstein previously worked with the Big 5 Firms of PricewaterhouseCoopers and KPMG for 8 years.

Mr. Hornstein has a Bachelor of Arts degree in Accounting from Queens College. He also holds a law degree from Duke University School of Law and a Masters of Law degree in Taxation from New York University School of Law.

“Richard’s international experience, his detailed and significant accounting, tax and legal background, his experience with software and technology, and his track record in helping integrate and restructure companies makes him an excellent match for OpenTV,” said James Ackerman, CEO of OpenTV. “As we drive the global expansion and deployment of interactive television, and as we integrate the three companies that OpenTV has acquired this year, Richard’s effective management of our financial resources will play an important role in our success. I want to personally thank Craig Waggy for his invaluable leadership and support as we integrated these acquisitions and enhanced our financial controls and reporting structure.”

Scott Wornow has an extensive and varied legal background, with experience in sophisticated corporate finance and governance matters; mergers, acquisitions and strategic ventures, both domestically and internationally; as well as securities laws, intellectual property; litigation and other commercial matters.

Prior to joining OpenTV, Mr. Wornow was General Counsel and Corporate Secretary of OmniSky Corporation, a publicly traded wireless data company offering proprietary wireless applications, services and software. Before that, Mr. Wornow was a Partner with the international law firm of Paul, Hastings, Janofsky & Walker LLP, resident in the firm’s New York office. While with Paul, Hastings, Mr. Wornow represented Fortune 50 companies and international investment banking clients and was involved in more than $20 billion of corporate financings and mergers and acquisitions activities. Mr.

Wornow’s practice focused principally in the technology, telecommunications and emerging growth sectors.

Mr. Wornow has a Bachelor of Arts degree in Economics from the University of Virginia. He also holds a Bachelor of Arts degree and a Masters degree in Law from Cambridge University. He received his law degree from the Harvard Law School.

“OpenTV is pleased to announce Scott’s appointment as Senior Vice President and General Counsel,” said James Ackerman, CEO of OpenTV. “OpenTV will benefit from Scott’s years of valuable, relevant legal and corporate expertise, both domestically and internationally. His extensive experience in dealings with a number of U.S. cable, satellite and telecommunications providers will also be of great assistance in the continuing growth of OpenTV. His appointment continues to strengthen our senior management team. I am also grateful for Mark Allen’s significant contributions as General Counsel over the last year during this very intense period, and I am looking forward to working closely with him in his newly created position.”

“Both Rich and Scott are great additions that help round out our Senior Management team. OpenTV is a substantially more complex organization after our three acquisitions this past year, and they will both bring substantial experience to OpenTV. Craig has done a great job getting these transactions completed and paving the way for Rich’s arrival. Additionally, I am pleased that Mark Allen will now be able to focus his full-time attention on sales and business development as Mark passes the General Counsel duties on to Scott,” said Peter C. Boylan III, Chairman OpenTV, and CEO of Liberty Broadband Interactive Television, Inc.

###

About OpenTV

One of the world’s leading interactive television companies, OpenTV provides a comprehensive suite of technology, content, games, tools, applications, and professional services that enables cable and satellite network operators in over 70 countries to deliver and manage iTV services on all major digital TV platforms. OpenTV’s technology platforms enable interactive television to over 47 million set-top boxes on 43 different networks worldwide; 20 million in the U.S. alone. OpenTV has developed over 300 games that are currently available to over 12 million subscribers on 7 networks. OpenTV has developed 24 applications in 9 languages. OpenTV has ported its various technologies to 36 set-top box manufacturers around the world. OpenTV holds 944 issued and pending patents with over 38,000 claims including 307 issued patents worldwide, 76 of which are U.S. issued patents. OpenTV has Corporate Offices in San

Francisco, California and Tulsa, Oklahoma, and regional offices in the United States, Europe and Asia/Pacific. For more information, please visit www.opentv.com.

© 2003 OpenTV, Inc. All rights reserved. OpenTV and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

Media Contact

Maureen Zeljak

OpenTV

415-962-5151

mzeljak@opentv.com